Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

PodcastOne, Inc.

Beverly Hills, CA

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-276331) of PodcastOne, Inc. of our report dated July 1, 2024, relating to the consolidated financial statements of PodcastOne, Inc. appearing in this Annual Report on Form 10-K for the year ended March 31, 2024.

/s/ Macias Gini & O'Connell, LLP

Los Angeles, California

July 1, 2024